Exhibit 99.4

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:

Paul T. Luther	Esra Ozer
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Esra.Ozer@howmet.com

Howmet Aerospace Completes Early Redemption of 6.150% Notes Due 2020 and

Early Partial Redemption of 5.40% Notes Due 2021

PITTSBURGH, April 6, 2020 – Howmet Aerospace Inc. (NYSE: HWM) announced today that it has completed the previously indicated early redemption of all of its 6.150% Notes due 2020 (the “6.150% Notes”) and the early partial redemption of its 5.40% Notes due 2021 (the “5.40% Notes”) in the aggregate principal amount of $1,000,000,000 and $300,000,000, respectively. Holders of the 6.150% Notes were paid $1,020.15 per $1,000.00 aggregate principal amount of the 6.150% Notes, or an aggregate of $1,020.2 million, plus accrued and unpaid interest up to, but not including, the redemption date; and holders of the 5.40% Notes were paid $1,050.35 per $1,000.00 aggregate principal amount of the 5.40% Notes, or an aggregate of $315.1 million, plus accrued and unpaid interest up to, but not including, the redemption date.

Taken together, the actions that Howmet Aerospace has taken in 2020 have resulted in the Company reducing its total debt by approximately $1.3 billion.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged wheels for commercial transportation. With nearly 1,300 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft to operate with a lower carbon footprint. In 2019, the businesses of Howmet Aerospace reported annual revenue of over $7 billion. For more information, visit www.howmet.com.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

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